Exhibit 24(b)(4.20):  Endorsement E-SUNYDE-12 TO Contract G-401-IB(X/M) and Certificate GC401-IB(X/M)

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

This Contract, and the Certificate, if applicable, are hereby endorsed as follows:

The section entitled Control of Contract under the General Provisions is deleted and replaced with the following:

This Contract is designed to fund a governmental plan which provides for retirement income that is not subject to Title I of the Employee Retirement Income Security Act of 1974 (ERISA), as amended by subsequent law including REA.

The Participant may select the investment option(s) for the Employer Account and/or the Employee Account. However, with respect to a Participant's initial enrollment in the Plan or if a Participant fails to make a selection required to be made under the Plan for the Employer Account and/or the Employee Account under the Contract, the Plan Administrator may direct the Company to invest such Participant's amounts in such investment option(s) under the Contract as are identified by the Plan Administrator until such time as the Participant makes an alternate selection. Choices made under this Contract must be in writing or in a form satisfactory to the Company. Until receipt of such choices in its home office, the Company may rely on any previous choices made.

(a)

Nontransferable and Nonassignable: This Contract and any Individual Accounts are nontransferable and nonassignable, except to the Company in the event of a loan, or pursuant to a "qualified domestic relations order" as set forth under the Internal Revenue Code of 1986, as it may be amended from time to time.

(b)

Distributions: A Participant may apply for a distribution from his or her Employee or Employer Account, subject to authorization of the Plan Administrator or its designee that the distribution is in accordance with the terms of the Plan.

(c)	Participant Rights/Employee Account: The Participant has a nonforfeitable right to the value of his or her Employee Account pursuant to the terms of the Plan as interpreted by the Plan Administrator.

(d)

Participant Rights/Employer Account: The Participant has a nonforfeitable right to the value of his or her Employer Account pursuant to the terms of, and to the extent of his or her vested percentage under the Plan, as interpreted by the Plan Administrator.

It shall be impossible, at any time prior to the satisfaction of all liabilities with respect to Participants and their beneficiaries under this Contract, for any part of the Current Value of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of Participants or their beneficiaries.

Endorsed and made part of this Contract, and/or Certificate on [date].

[/s/ Alain Karaoglan

President]

Voya Retirement Insurance and Annuity Company

E-SUNYDE-12